EXHIBIT 18
January 8, 2016

Commercial Metals Company
6565 North MacArthur Blvd
Suite 800
Irving, Texas 75039

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended November 30, 2015, of the facts relating to the changes in the inventory costing methods from last-in, first-out (LIFO) to weighted average cost for the inventories in the Americas segments and from LIFO or first-in, first-out (FIFO) to specific identification for the inventories in the International Marketing and Distribution segment. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Commercial Metals Company, that the accounting changes described in your Form 10-Q are to alternative accounting principles that are preferable under the circumstances.

We have not audited any consolidated financial statements of Commercial Metals Company as of any date or for any period subsequent to August 31, 2015. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Commercial Metals Company, or on the financial position, results of operations, or cash flows of Commercial Metals Company as of any date or for any period subsequent to August 31, 2015.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas